FOR IMMEDIATE RELEASE
SEPTEMBER 8, 2005

GENEREX BIOTECHNOLOGY IMMUNOTHERAPEUTICS
SUBSIDIARY TO PRESENT AT THE 41ST ANNUAL MEETING OF
THE EUROPEAN ASSOCIATION FOR THE STUDY OF DIABETES

TORONTO, Canada - September 8, 2005 - Generex Biotechnology Corporation (NasdaqSC: GNBT) announced today that Antigen Express, Inc., its wholly owned immunotherapeutics subsidiary, will make the following presentations at the 41st Annual Meeting of the European Association for the Study of Diabetes (EASD) to be held in Athens, Greece from September 10 - 15, 2005:

•“Study of T Cell Responses to Ii-Key/MHC Class II Epitope Hybrid Peptides in Human Type 1 Diabetes”, a study co-authored by H. Beyan, R.E. Humphreys, and R.D.G. Leslie (scheduled for September 15, 2005)

•“A Novel Approach to Study T Cell Response to Ii-Key/MHC Class II Epitope Hypbrid Peptides in Type 1 Diabetes”, a study co-authored by M. Vadacca, G.M. Valorani, L. Valente, R.E. Humphreys, and P. Pozzilli (scheduled for September 15, 2005)

The aims of the EASD are to encourage and support research in the field of diabetes, the rapid diffusion of acquired knowledge and the facilitation of its application. The EASD currently has more than 5,500 active individual members from over 100 countries.

The Company also announced today that, pursuant to a definitive agreement with the holders of its 6% Secured Convertible Debentures due February 10, 2006, those debenture holders will exercise certain outstanding additional investment rights held by them pursuant to which the Company will issue additional debentures and warrants for an aggregate purchase price of $2,000,000. That transaction is expected to close on or about Friday, September 9, 2005 (the “Closing Date”).

The newly issued debentures will have a term of fifteen (15) months and amortize over thirteen (13) months in thirteen (13) equal monthly installments beginning on the first day of the third month following their issuance. Interest on the principal amount outstanding will accrue at a rate of 6% per annum. Generex may pay principal and accrued interest in cash or, at its option, in shares of common stock. If Generex elects to pay principal and interest in shares of its common stock, the value of each share of common stock will be equal to the lesser of (i) $0.60 and (ii) ninety percent (90%) of the average of the daily volume weighted average price for the common stock over the twenty (20) trading days immediately preceding the date of payment. At the option of the holder of each debenture, the principal amount outstanding under each debenture will be initially convertible at any time after the closing of the transaction into shares of Generex’s common stock at a conversion price of $0.60. In connection with the issuance of the debentures, Generex will also issue warrants, exercisable for five years commencing six months following the Closing Date, to purchase an aggregate of 2,439,024 shares of Generex’s common stock at the exercise price of $0.82 per share. The conversion price of the newly issued debentures and the exercise price of the newly issued warrants will be subject to an anti-dilution adjustment upon the issuance by Generex of securities at a price per share less than the then conversion price or exercise price, as applicable.

Generex also agreed to provide registration rights with respect to the securities issuable upon conversion/exercise of the newly issued debentures and warrants consistent with the registration rights under the Registration Rights Agreement entered into in November 2004 between Generex and the debenture holders (except that Generex has 45 days following the Closing Date, rather than 30 days, to file the registration statement).

Generex will also grant to each debenture holder a further Additional Investment Right pursuant to which each holder has the right to purchase detachable units consisting of (a) additional debentures, having a conversion price of $0.82, in principal amount equal to the principal amount of debentures issued to each holder in this transaction and (b) additional warrants entitling the holder thereof to purchase a number of shares of Generex’s common stock equal to 100% of the shares of common stock issuable upon the conversion in full at an $0.82 conversion price (subject to adjustment as set forth therein) (without regard to any restrictions on conversion therein contained) of the additional debentures contemplated in clause (a) above, at an exercise price equal to $0.82. The further Additional Investment Rights may be exercised at any time on or after the 181st day after the Closing Date and on or prior to the earlier of (i) the close of business on the one-year anniversary after the registration statement for the shares of common stock underlying the newly issued debentures and warrants has gone effective and (ii) the two year anniversary of the closing of this transaction.

In addition, in connection with this transaction, Generex will issue to a placement agent (i) 170,732 shares of common stock in lieu of a cash fee equal to 7% of the gross proceeds received by Generex and (ii) warrants exercisable into 60,000 shares of common stock at the same exercise price as the newly issued warrants.

About Generex

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company’s proprietary RapidMist™ device. The Company’s flagship product, oral insulin (Oral-lyn™), which has been approved for commercial sale in Ecuador for the treatment of patients with Type-1 and Type-2 diabetes, is in various stages of clinical trials around the world. Antigen Express is a wholly owned subsidiary of Generex. The core platform technologies of Antigen Express comprise immunotherapeutics for the treatment of malignant, infectious, allergic, and autoimmune diseases.

For more information, visit the Generex Web site at www.generex.com.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," “forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

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